Exhibit 4.3

COLLATERAL AND SECURITY AGREEMENT

1. Security Interest. A.T. Limited (“Borrower”) hereby grants to Forex International Trading Corp. (“Holder”) a security interest in the following described property (“Security” or “Collateral” or “Security Interest”):

3,000,000 shares of common stock of ATIA Group Ltd., a publicly listed company on the Tel Aviv and London Stock Exchanges

This Collateral and security interest will secure the payment and performance of the Borrower’s Secured AND Collateralized Promissory Note in the amount of $400,000.

2. Warranties and Covenants of Borrower. Borrower makes the following warranties and covenants to Holder:

(A)  Borrower is not the sole owner of the Collateral, though has power of attorney from its beneficiary owners to pledge the Collateral free from any lien, security interest, or encumbrance, and Borrower will defend the Collateral against all claims and demands of all parties at any time claiming interest therein.

(B)  This Collateral has not been pledged, assigned, or hypothecated for any other purpose, and no financing statement is on file in any local, state, or federal institution, bureau, government, or public office.

(C)  While the principal and interest balance of the Secured and Collateralized Promissory Note remains outstanding, Borrower will not transfer, sell, offer to sell, assign, pledge, liquidate, spend, or otherwise transfer to any party an amount of the Collateral equal to or greater than the outstanding balance of the Secured and Collateralized Promissory Note.

(D)  Borrower will pay promptly when due all taxes, expenses, and assessments upon the Collateral.

3. Perfection. Holder has the right, upon its election, to perfect the Collateral and security and this Collateral and Security Agreement by filing a financing statement or like instrument with its proper local, state, or federal institution, bureau, government, or public office or take other such action as may be required by applicable law. Holder is encouraged to perfect this instrument, and Borrower will reasonably assist in Holder’s doing so.

4. Remedies Upon Default. In the event of Borrower’s default on the Secured and Collateralized Promissory Note  C-02152008, Holder may declare all obligations secured hereby immediately due and payable and shall have the remedies of a secured party, including without limitation the right to take immediate and exclusive possession of the Collateral or any part thereof, or to obtain a court order to do so; and the Borrower must surrender the security and Collateral to the Holder within 5 (five) business days of receiving written notice that Holder is taking possession of the Collateral as remedy of default.

5. Normal Course of Business. Provided that no default has occurred on the Secured and Collateralized Promissory Note, Borrower will use and possess the Collateral in the normal course of business. Further, Borrower may liquidate, transfer, or exchange the Collateral into another viable investment vehicle with equal or greater market value, such as liquidation of money market fund into cash, or liquidation of money market fund for purposes of investing in other viable investment vehicles including but not limited to bonds, other money market funds, mutual funds, or stocks. However, any liquidation, transfer, or exchange into another viable investment vehicle will not affect Holder’s security, rights, or claims to the underlying Collateral.  Borrower will at all times take the necessary reasonable steps to maintain the perfection of Holder’s security interest in the pledged account, and at any time upon Holder’s request, Borrower will promptly provide update on the investment vehicle placement of this Collateral.

6.   Termination of Security. At the time of prepayment or payoff of the Secured and Collateralized Promissory Note to Holder by Borrower, Holder’s security interest in this Collateral shall automatically terminate. In the event that the Collateral and security interest were perfected by Holder as set forth in Section 3, upon termination of security as set forth in this section 6, the Holder will withdraw any and all perfection instruments on the collateral and security within 5 (five) business days.

7.   Governing Law.  This agreement will be governed by, and construed and enforced in accordance, with the laws of the State of California, without regard to the conflict of laws principles thereof.

8.   No Public Announcement. Except as required by applicable securities laws, no public announcement may be made regarding this Collateral and Security Agreement without written permission by both Borrower and Holder.

BORROWER	HOLDER

A.T. Limited	Forex International Trading Corp.

By:/s/ Tiran Avgi	By:/s/ Darren C. Dunckel
Name: Tiran Avgi	Name: Darren C. Dunckel
Title: Director	Title: CEO